Exhibit 10.2

Acceleration of Certain Unvested Stock Options

On December 21, 2005, upon recommendation of the Compensation Committee of the Board of Directors, the Board of Directors of SupportSoft, Inc. (the “Company”) approved the acceleration of the vesting of certain unvested and “out-of-the-money” stock options that were outstanding on December 21, 2005 and had an exercise price per share equal to or greater than $5.00, all of which were previously granted under the Company’s stock option plans and that were outstanding on December 21, 2005. Options to purchase approximately 3.2 million shares of common stock, or approximately 34% of the Company’s total outstanding options on December 21, 2005, were eligible for acceleration. Holders of certain tax-qualified stock options issued to certain foreign employees have the opportunity to decline the accelerated vesting in order to prevent the loss of favorable tax treatment under applicable foreign law. The options accelerated excluded options previously granted to the Board of Directors of the Company and employees who have notified the Company or been notified of their termination. The options accelerated included the following unvested options held by reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Officers”): 75,000 options at $5.31; 381,565 options at $5.93; 133,334 options at $7.32, and 168,016 options at $12.99. For all Officers and Vice Presidents (non-Officers), the acceleration is accompanied by restrictions imposed on any shares purchased through the exercise of accelerated options. Those restrictions will prevent the sale of any such shares prior to the date such shares would have originally vested had the optionee been employed on such date (whether or not the optionee is actually an employee at that time).

The purpose of the acceleration was to enable the Company to reduce compensation expense associated with options in future periods in its Consolidated Statements of Operations pursuant to Financial Accounting Standards Board Statement No. 123R. Under FAS No. 123R, the Company will apply the expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. The acceleration of the vesting of these options will not result in a charge to the Company’s expenses in the Consolidated Statements of Operations in 2005. In approving the acceleration, the Board considered its impact on future financial results, stockholder value and employee retention. The Company believes that the acceleration is in the best interest of stockholders as it will reduce the Company’s reported compensation expense in future periods in light of these accounting regulations.

It is possible that changes in the interpretations of existing accounting standards or the adoption of new accounting standards could cause the ultimate accounting of the Company’s options to vary from the Company’s current expectations.

Option Grants to Executive Officers

On December 21, 2005, the Company, upon recommendation from the Compensation Committee of the Board of Directors, approved the following option grants for the Company’s chief executive officer (“CEO”) and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Officers”). Twenty-five percent (25%) of each option grant will become exercisable on December 21, 2006, and 1/48th will become exercisable monthly thereafter, until fully vested, subject to continued employment. Each option granted has an exercise price equal to the fair market value of our common stock on December 21, 2005 ($4.34) and a term of seven (7) years.

Executive Officer Name	Title	Total Option Grants
Radha R. Basu	Chief Executive Officer, President and Chairman	50,000
Chris Grejtak	Senior Vice President, Marketing and Corporate Development, Chief Marketing Officer	50,000
Cadir B. Lee	Senior Vice President of Products and Technology and Chief Technology Officer	50,000
John Van Siclen	Senior Vice President of Worldwide Field Operations	50,000